UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 3, 2010 (July 28, 2010)

GENESIS ENERGY, L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-12295	76-0513049
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

919 Milam, Suite 2100, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

(713) 860-2500
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On July 28, 2010, Genesis Energy, L.P. (“Genesis”) entered into a contribution and sale agreement (“Contribution Agreement”) to acquire for $25.5 million in cash the 51% interest that it doesn’t own of DG Marine Transportation, LLC (“DG Marine”), an inland marine barge transportation business.  That transaction closed on July 29, 2010, and Genesis owns 100% of DG Marine.

Genesis funded the acquisition with proceeds from its revolving credit facility.

The additional 51% interest was purchased from TD Marine. TD Marine is owned by certain members of the Davison family. Members of the Davison family own approximately 21% of the limited partner units of Genesis Energy, L.P. and 24% of the general partner, Genesis Energy, LLC. As a result, James Davison and James Davison Jr., who are members of the Board of Directors of Genesis' general partner, did not attend the portion of the Board meeting at which the presentation of the Conflicts Committee was made and recused themselves from the vote of the Board in this matter. The transaction was unanimously approved by all of the members of the Board of Directors of Genesis' general partner who attended the meeting and voted on the transaction.

The above summary is qualified in its entirety by reference to the Contribution Agreement, a copy of which is attached as Exhibit 2.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Item 7.01.  Regulation FD Disclosure

A copy of the press release issued to announce the execution of the Contribution Agreement is included as Exhibit 99.1 to this Form 8-K.

Item 8.01.  Other Events

Risk Factors Supplement

We are filing this Current Report on Form 8-K to revise, clarify and supplement our Risk Factors, including those contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (the “Annual Report”).  The risk factors below should be considered together with the other risk factors described in the Annual Report and filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934 after our Annual Report. Except as set forth below, there have been no material changes to the risks described in Part I, Item 1A, of the Annual Report.  Unless otherwise mentioned or unless the context requires otherwise, all references in this Current Report on Form 8-K to “we,” “our,” “us” or similar terms refer to Genesis Energy, L.P. and its operating subsidiaries.

Risks Related to Our Business

The following risk factors update the “Risks Related to Our Business” included in the Annual Report.

Our business would be adversely affected if we failed to comply with the Jones Act foreign ownership provisions.

We are subject to the Jones Act and other federal laws that restrict maritime cargo transportation between points in the United States only to vessels operating under the U.S. flag, built in the United States, at least 75% owned and operated by U.S. citizens (or owned and operated by other entities meeting U.S. citizenship requirements to own vessels operating in the U.S. coastwise trade and, in the case of limited partnerships, where the general partner meets U.S. citizenship requirements) and manned by U.S. crews.  To maintain our privilege of operating DG Marine’s vessels in the Jones Act trade, we must maintain U.S. citizen status for Jones Act purposes. To ensure compliance with the Jones Act, we must be U.S. citizens qualified to document vessels for coastwise trade.  We could cease being a U.S. citizen if certain events were to occur, including if non-U.S. citizens were to own 25% or more of our general partner’s equity interest or were otherwise deemed to control us or our general partner.  We are responsible for monitoring ownership to ensure compliance with the Jones Act.  The consequences of our failure to comply with the Jones Act provisions on coastwise trade, including failing to qualify as a U.S. citizen, would have an adverse effect on us as we may be prohibited from operating DG Marine’s vessels in the U.S. coastwise trade or, under certain circumstances, permanently lose U.S. coastwise trading rights or be subject to fines or forfeiture of DG Marine’s vessels.

Our business would be adversely affected if the Jones Act provisions on coastwise trade or international trade agreements were modified or repealed or as a result of modifications to existing legislation or regulations governing the oil and gas industry in response to the Deepwater Horizon drilling rig incident in the U.S. Gulf of Mexico and subsequent oil spill.

If the restrictions contained in the Jones Act were repealed or altered or certain international trade agreements were changed, the maritime transportation of cargo between U.S. ports could be opened to foreign-flag or foreign-built vessels. The Secretary of the Department of Homeland Security, or the Secretary, is vested with the authority and discretion to waive the coastwise laws if the Secretary deems that such action is necessary in the interest of national defense.  Any waiver of the coastwise laws, whether in response to natural disasters or otherwise, could result in increased competition from foreign product carrier and barge operators, which could reduce our revenues and cash available for distribution.

In the past several years, interest groups have lobbied Congress to repeal or modify the Jones Act to facilitate foreign-flag competition for trades and cargoes currently reserved for U.S. flag vessels under the Jones Act. Foreign-flag vessels generally have lower construction costs and generally operate at significantly lower costs than we do in U.S. markets, which would likely result in reduced charter rates. We believe that continued efforts will be made to modify or repeal the Jones Act. If these efforts are successful, foreign-flag vessels could be permitted to trade in the United States coastwise trade and significantly increase competition with our fleet, which could have an adverse effect on our business.

Events within the oil and gas industry, such as the April 2010 fire and explosion on the Deepwater Horizon drilling rig in the U.S. Gulf of Mexico and the resulting oil spill and  moratorium on certain drilling activities in the U.S. Gulf of Mexico implemented by the Bureau of Ocean Energy Management, Regulation and Enforcement (formerly, the Minerals Management Service), may adversely affect our customers’ operations and, consequently, our operations.  Such events may also subject companies operating in the oil and gas industry, including us, to additional regulatory scrutiny and result in additional regulations and restrictions adversely affecting the U.S. oil and gas industry.

A decrease in the cost of importing refined petroleum products could cause demand for U.S. flag product carrier and barge capacity and charter rates to decline, which would decrease our revenues and our ability to pay cash distributions on our units.

The demand for U.S. flag product carriers and barges is influenced by the cost of importing refined petroleum products. Historically, charter rates for vessels qualified to participate in the U.S. coastwise trade under the Jones Act have been higher than charter rates for foreign flag vessels. This is due to the higher construction and operating costs of U.S. flag vessels under the Jones Act requirements that such vessels must be built in the United States and manned by U.S. crews. This has made it less expensive for certain areas of the United States that are underserved by pipelines or which lack local refining capacity, such as in the Northeast, to import refined petroleum products carried aboard foreign flag vessels than to obtain them from U.S. refineries. If the cost of importing refined petroleum products decreases to the extent that it becomes less expensive to import refined petroleum products to other regions of the East Coast and the West Coast than producing such products in the United States and transporting them on U.S. flag vessels, demand for DG Marine’s vessels and the charter rates for them could decrease.

Risks Related to Our Partnership Structure

The following risk factors update and supplement the “Risks Related to Our Partnership Structure” included in the Annual Report.

Unitholders may have liability to repay distributions that were wrongfully distributed to them.

Under certain circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets. Delaware law provides that for a period of three years from the date of an impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. Substituted limited partners are liable both for the obligations of the assignor to make contributions to the partnership that were known to the substituted limited partner at the time it became a limited partner and for those obligations that were unknown if the liabilities could have been determined from the partnership agreement. Neither liabilities to partners on account of their partnership interest nor liabilities that are non-recourse to the partnership are counted for purposes of determining whether a distribution is permitted.

Your liability may not be limited if a court finds that unitholder action constitutes control of our business.

A general partner of a partnership generally has unlimited liability for the obligations of the partnership, except for those contractual obligations of the partnership that are expressly made without recourse to the general partner. Our partnership is organized under Delaware law, and we conduct business in other states.  The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some states in which we do business or may do business in from time to time in the future. You could be liable for any and all of our obligations as if you were a general partner if a court or government agency were to determine that:

•	we were conducting business in a state but had not complied with that particular state’s partnership statute; or

•
your right to act with other unitholders to remove or replace our general partner, to approve some amendments to our partnership agreement or to take other actions under our partnership agreement constitutes “control” of our business.

Tax Risks to Common Unitholders

The following risk factor updates the “Tax Risks to Common Unit Holders” included in the Annual Report.

Unitholders will be required to pay taxes on income (as well as deemed distributions, if any) from us even if they do not receive any cash distributions from us.

Unitholders will be required to pay any federal income taxes and, in some cases, state and local income taxes on their share of our taxable income (as well as deemed distributions, if any,) even if unitholders receive no cash distributions from us. Unitholders may not receive cash distributions from us equal to their share of our taxable income (or deemed distributions, if any) or even the tax liability that results from that income (or deemed distribution).

Item 9.01.  Financial Statements and Exhibits

(a)  Financial statements of businesses acquired.

Not applicable.

(b)  Pro forma financial information.

Not applicable.

(c)  Exhibits

The following materials are filed as exhibits to this Current Report on Form 8-K.

Exhibits.

2.1*                Contribution and Sale Agreement by and between TD Marine, LLC and Genesis Energy, L.P. dated July 28, 2010.

99.1                Genesis Energy, L.P. press release, dated July 29, 2010.

*   Pursuant to Item 601(b)(2) of Regulation S-K, the registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESIS ENERGY, L.P., by

GENESIS ENERGY, LLC, its sole general partner

Date: August 3, 2010	By:	/s/ Robert V. Deere
Robert V. Deere Chief Financial Officer